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                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-24261



                                  SUPPLEMENT TO
                         PROSPECTUS DATED APRIL 17, 1997

                                       OF

                         HEALTHPLAN SERVICES CORPORATION

         As contemplated in the section entitled "Plan of Distribution" of the Prospectus dated April 17, 1997 (the "Prospectus"), on October 6, 1997, Noel Group, Inc. ("Noel") is distributing pro-rata to its shareholders its remaining 412,601 shares of Common Stock, par value $.01 per share ("HealthPlan Common Stock") of HealthPlan Services Corporation ("HealthPlan") at the rate of .020060 of a share of HealthPlan Common Stock for each share of Common Stock, par value $.10 per share, of Noel ("Noel Common Stock") held of record on the September 29, 1997 record date. As stated in the section entitled "Plan of Distribution" of the Prospectus, the shares of HealthPlan Common Stock being distributed had been withheld for possible transfer to Noel's option/warrant holders upon exercise of their respective options and warrants and were not required to be transferred to such holders in connection with such exercise. Accordingly, as contemplated by the Prospectus, Noel is distributing such shares. Set forth below is information relating to the October 6, 1997 distribution.



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Distributing Company........................   Noel Group, Inc.

Shares Distributed and
   Distribution Ratio.......................   412,601 shares of HealthPlan Common Stock at the rate of .020060 shares of HealthPlan Common Stock for each share of Noel Common Stock issued and outstanding on the Record Date (i.e., one share of HealthPlan
                                               Common Stock in respect of approximately 50 shares of Noel Common
                                               Stock).  Following the Noel Distribution, Noel will hold no shares of
                                               HealthPlan Common Stock.

Record Date.................................   September 29, 1997

Distribution Date...........................   October 6, 1997

Ex-Dividend Date............................   September 25, 1997

Distribution Agent..........................   ChaseMellon Shareholder Services, LLP., 450 West 33rd Street, New York,
                                               New York 10001.

Transfer Agent and Registrar................   With respect to Noel, ChaseMellon Shareholder Services, LLP., 450 West
                                               33rd Street, New York, New York 10001.
                                               With respect to HealthPlan, First Union Corporation, Corporate Trust,
                                               1525 West W.T. Harris Blvd. CIC 3C3, Charlotte, North Carolina 28288.

Manner of Distribution......................   Certificates representing the shares of HealthPlan Common Stock distributed pursuant to the Distribution are being mailed by Noel's
                                               Transfer Agent on October 6, 1997, to holders of Noel Common Stock of record at the close of business on the Record Date.  Checks for cash payable in lieu of fractional shares will be mailed separately by the
                                               Distribution Agent.

Fractional Share Interests..................   Fractional share interests will be sold by the Distribution Agent and the cash proceeds distributed to those Noel shareholders entitled to a fractional interest.

Transferability of Shares...................   The shares of HealthPlan Common Stock distributed by Noel to its shareholders pursuant to the Distribution will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of
                                               HealthPlan.

Trading and Listing.........................   HealthPlan Common Stock is traded on the New York Stock Exchange under the symbol "HPS".



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                 THE DATE OF THIS SUPPLEMENT IS OCTOBER 6, 1997.